[Draper Bancorp Letterhead]


                                         November 27, 2000


Dear Fellow Shareholders:

     We are pleased to announce that Draper Bancorp has entered into an Agreement and Plan of Merger with Zions Bancorporation. It is anticipated that the transaction, which is subject to required regulatory approvals and the satisfaction of other conditions detailed in the Agreement, will close during the first quarter of 2001.

     Under the terms of the Agreement, Draper will merge with Zions, and Draper's shareholders will receive shares of Zions common stock in exchange for their shares of Draper common stock in accordance with an exchange formula set forth in the Agreement. The exchange ratio is based upon an aggregate merger value of $81,500,000, and the specific number of Zions shares to be received by the Draper shareholders depends upon the fluctuating market prices of Zions common stock during a specific 15-day trading period prior to the closing. For illustrative purposes only, upon completion of the merger, assuming the average closing price during the above-referenced 15-day period and the weighted average trading price of Zions common stock reported for the trading day immediately preceding the effective date of the merger are both $55.00 per share (note: the closing price on Friday, November 24, 2000 was $53.25), each share of Draper common stock would be exchanged for 3.94 shares of Zions common stock, resulting in an approximate value of $216.79 per share of Draper common stock.

     The merger with Zions requires, among other things, approval of the Draper shareholders at a special meeting called for that purpose. In the coming weeks, you will be receiving a notice of the special meeting, as well as proxy materials and a prospectus containing detailed information regarding the merger, including the terms of the exchange of shares.

     This letter is neither an offer to sell nor a solicitation to buy securities of Zions Bancorporation, nor is this letter a proxy solicitation. The offering, and the related proxy solicitation, will be made only by a proxy statement/prospectus that you will receive under a separate cover.

     We look forward to seeing you at the special meeting.

                                        Very truly yours,

                                        The Board of Directors of Draper Bancorp

                                        /s/Robert M. Daugherty

                                        By: Robert M. Daugherty
                                            Director, President and
                                            Chief Executive Officer